UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-21820	93-0822509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices) (Zip Code)

(509) 529-2161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The undersigned registrant, Key Technology, Inc. ("Key Technology" or the "Company") hereby amends Item 9.01 of its Current Report on Form 8-K dated February 28, 2013 (filed with the Securities and Exchange Commission on March 6, 2013) to include the financial statements and pro forma financial information set forth in Item 9 below. The February 28, 2013 Form 8-K described the Stock Purchase Agreement, by and among the Company and the shareholders of Visys NV, relating to the purchase by Key Technology of all the outstanding common stock of Visys NV.

SECTION 9	FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

The following combined financial statements of Visys NV and Advanced Sorting Solutions Inc. ("Visys") and the report of DELOITTE Bedrijfsrevisoren / Reviseurs d'Entreprises, independent auditors, are included in this report:

Independent Auditor's Report
Combined Balance Sheet as of November 30, 2012
Combined Statement of Operations and Comprehensive Loss for the Eleven Month Period Ended November 30, 2012
Combined Statement of Invested Equity for the Eleven Month Period Ended November 30, 2012
Combined Statement of Cash Flows for the Eleven Month Period Ended November 30, 2012
Notes to the Combined Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Visys NV and Advanced Sorting Solutions Inc.

We have audited the accompanying combined balance sheet of Visys NV and Advanced Sorting Solutions Inc. (jointly the “Company”), as of November 30, 2012, and the related combined statement of operations and comprehensive loss, combined statement of invested equity and combined statement of cash flows for the eleven months then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Visys NV and Advanced Sorting Solutions Inc. as of November 30, 2012, and the combined results of their operations and their combined cash flows for the eleven months then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the combined financial statements, Visys NV is a defendant in several lawsuits alleging infringement of certain patent rights.

Hasselt, Belgium
March 20, 2013

DELOITTE Bedrijfsrevisoren / Reviseurs d'Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by

/s/ Dominique Roux	/s/ Koen Neijens
Dominique Roux	Koen Neijens

Visys NV and Advanced Sorting Solutions Inc.
Combined Balance Sheet
November 30, 2012

(in thousands)

ASSETS	2012
Current assets:
Cash and cash equivalents	€2,111
Trade accounts receivable, net	596
Other receivables	136
Inventories	4,253
Deferred income taxes	511
Prepaid expenses and other current assets	262
Total current assets	7,869
Property, plant and equipment, net	228
Intangibles, net	22
Deferred income taxes	108
Other non current assets	3
Total assets	€8,229

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable	€1,606
Accrued payroll	443
Accrued warranty costs	56
Amounts due to related parties	62
Advance payments	1,713
Current portion of long-term debt	419
Other accrued liabilities	120
Total current liabilities	4,419
Long-term debt	1,158
Commitments and contingencies (Note 11)
Invested Equity:
Owners' net investment	3,240
Retained losses	(588)
Total invested equity	2,652
Total liabilities and invested equity	€8,229

See notes to combined financial statements.

Visys NV and Advanced Sorting Solutions Inc.
Combined Statement of Operations and Comprehensive Loss
For the Eleven Month Period Ended November 30, 2012

(in thousands)
2012

Sales	€8,502
Cost of sales	5,043
Gross profit	3,459
Operating expenses:
Sales and marketing	1,734
Research and development	1,435
General and administrative	410
Amortization	115
Total operating expenses	3,694
Other income (expense):
Insurance proceeds	60
Interest income	68
Interest expense	(40)
Exchange gains	53
Other, net	39
Total other income (expense)-net	180
Loss before income taxes	(55)
Income tax benefit	20
Net loss	(35)
Comprehensive income	—
Total comprehensive loss	€(35)

See notes to combined financial statements.

Visys NV and Advanced Sorting Solutions Inc.
Combined Statement of Invested Equity
For the Eleven Month Period Ended November 30, 2012

	(in thousands)

	Owners' Net Investment	Accumulated Other Comprehensive Income/(Loss)	Total
Balance at January 1, 2012	€2,687	€—	€2,687
Components of comprehensive loss:
Net loss	(35)	—	(35)
Comprehensive income	—	—	—
Total comprehensive loss	(35)	—	(35)
Balance at November 30, 2012	€2,652	€—	€2,652

See notes to combined financial statements.

Visys NV and Advanced Sorting Solutions Inc.
Combined Statement of Cash Flows
For the Eleven Month Period Ended November 30, 2012

(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	€(35)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	80
Bad debt expense	116
Inventory obsolescence	17
Deferred income taxes	(20)
Changes in assets and liabilities:
Trade accounts receivable	182
Inventories	(282)
Prepaid expenses and other current assets	(153)
Accounts payable	286
Accrued payroll	129
Advance customer payments	(475)
Taxes payable	(41)
Other changes in operating assets and liabilities	(111)
Cash used in operating activities	€(307)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(149)
Cash used in investing activities	(149)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,334
Repayment of long-term debt	(162)
Cash provided by financing activities	1,172

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	716
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,395
CASH AND CASH EQUIVALENTS, END OF PERIOD	€2,111

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	€66
Cash received during the period for income taxes	€(1)

See notes to combined financial statements.

VISYS NV AND ADVANCED SORTING SOLUTIONS INC.
NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General-Visys NV is a company incorporated and domiciled in Belgium. The address of the registered office is Kiewitstraat 242, 3500 Hasselt. Visys NV designs, manufactures, sells and provides associated professional services, proprietary high-end electro-optical inspection and sorting systems. Visys operates globally and uses the services of its related party, Advanced Sorting Solutions Inc. in the United States of America. Advanced Sorting Solutions Inc. provides pre-sales, sales support and after sales support in the United States of America. Visys NV and Advanced Sorting Solutions Inc. are under common control. Visys NV and Advanced Sorting Solutions, Inc. are collectively referred to herein as “Visys” or “the Company”.

Basis of Presentation-The combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Visys NV and its related party Advanced Sorting Solutions, Inc.. All receivables and payables and transactions between Visys and Advanced Sorting Solutions have been eliminated.

Going Concern-The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue as a going concern and meet its obligations as they come due is dependent upon its ability to generate sufficient cash flows or to raise capital. The Company also anticipates it will be successful in defending against the alleged patent infringements as described in Note 11. Should the Company be unable to continue raising sufficient cash to continue operations at a level necessary to achieve commercially viable sales levels or should the company be unsuccessful in defending against the alleged patent infringements, the Company may be unable to pay its creditors. The financial statements do not include any adjustments that might result from the outcome of such uncertainty.

Revenue Recognition-The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collectability is reasonably assured. The Company's sales arrangements typically provide for no significant post-shipment obligations other than the installation of the product by Visys at the premises of the customer. Accordingly, revenue recognition from product sales occurs when all criteria are met. Revenue earned from services (maintenance and repairs) is recognized as the services are performed. If any contract provides for both equipment and services (multiple deliverables), the sales price is allocated to the various elements based on the relative selling price. Each element is then evaluated for revenue recognition. If all conditions of revenue recognition are not met, the Company defers revenue recognition. In the event of revenue deferral, the sale value is not recorded as revenue to the Company and the cost of the goods or services deferred is carried in inventory. Upon receipt of an order, the Company generally receives a deposit which is recorded as customers' deposits. The Company generally does not require collateral. The Company records revenues net of any taxes, such as sales tax, which are passed through to the customer.

Accounts Receivable-Accounts Receivable credit risk is monitored and the requirement for an impairment is analyzed at each reporting date on an individual basis. An allowance for credit losses is provided based upon specific analysis of outstanding receivables. Visys is not exposed to any concentrated credit risk because of its large and unrelated customer base. Management believes there is no further credit risk provision required in excess of the normal individual impairment analysis performed at each reporting date. The fair values of the trade and other receivables equal their carrying values.

Cash and Cash Equivalents-The Company considers all highly liquid investments with original maturities of 90 days or less at date of acquisition to be cash equivalents. The Company has not experienced any losses in such accounts.

Inventories- are stated at the lower of cost (first-in, first-out method) or market and include direct labor, direct materials and production overhead absorption.

Property, Plant and Equipment- is stated at cost less accumulated depreciation and impairment, if any. Acquisition costs include expenditures that are directly attributable to the acquisition of the asset. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets and starts when the asset is available for use as intended by management.

Leasehold improvements are amortized over the lesser of useful life or the term of the applicable lease using the straight-line method. The range of useful lives for fixed assets is as follows:

Years
Machinery & equipment	3 to 5
Office equipment, furniture and fixtures	3 to 5
Computer equipment and software	3 to 5
Vehicles	5
Other	5 to 10

Intangible Assets- relate to patents and software and are amortized over their estimated useful lives which are between 3 and 5 years.

Impairment of Long-Lived Assets-The Company regularly reviews its long-lived assets, including property, plant and equipment, and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Product Warranties-The Company provides a warranty on its products generally ranging from 6 months up to 3 years. Warranties are recorded as a liability on the balance sheet and as charges to expense for estimated normal warranty costs and, if applicable, for specific performance issues known to exist on products already sold. The expenses estimated to be incurred are provided at the time of sale and adjusted as needed, based primarily upon experience.

Deferred Income Taxes-Deferred tax assets and liabilities are recognized, using the asset and liability method, on temporary differences arising between the carrying amount in the combined financial statements and the tax basis of assets and liabilities. Deferred income taxes are provided by using currently enacted tax rates.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profit will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Research and Development-Expenditures for research and development are expensed when incurred.

Foreign Currency Risk-The Company incurs foreign currency risk on sales and purchases denominated in other currencies than the functional currency. The currency giving rise to this risk is the U.S. dollar. The company does not have any foreign currency exchange contracts.

Foreign Currency Translation-Assets and liabilities of Advanced Sorting Solutions, Inc. denominated in U.S. dollars are translated to Euros at the exchange rate on the balance sheet date. Foreign currency translation adjustments are shown as part of accumulated other comprehensive income (loss) and are immaterial given the size of Advanced Sorting Solutions, Inc.

Estimates-The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments-The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued payroll liabilities, accrued warranty costs, customer advance payments, debt, and other accrued liabilities approximates their estimated fair values due to the short maturities of those instruments.

Accounting for Income Taxes- Total income tax expense for the period comprises current and deferred tax. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

Recently Adopted Accounting Pronouncements-In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. This standard eliminated the option to report other comprehensive income and its components in the statement of changes in equity. An entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements. This standard did not change the items that constitute net income and other comprehensive income, when an item of other comprehensive income must be reclassified to net income or the earnings per unit computation (which will continue to be based on net income). We adopted this standard as of January 1, 2012 and there was no material impact on our combined financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Other Comprehensive Income. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. We do not expect its adoption to have a material effect on our combined financial statements.

2.    TRADE ACCOUNTS RECEIVABLE
(In thousands)

Trade accounts receivable consist of the following:

November 30, 2012
Trade accounts receivable	€712
Allowance for doubtful accounts	(116)
Total trade accounts receivable, net	€596

Amounts charged to bad debt expense for fiscal 2012 was €116.

3.    INVENTORIES
(In thousands)

Inventories consist of the following:

November 30, 2012
Raw materials	€1,825
Work in process	726
Finished goods	1,702
Total inventories	€4,253

4.    PROPERTY, PLANT AND EQUIPMENT
(In thousands)

Property, plant and equipment consist of the following:

November 30, 2012
Buildings and improvements	€39
Manufacturing equipment	56
Computer equipment and software	168
Office equipment, furniture and fixtures	102
Vehicles	187
Subtotal property, plant and equipment	552
Accumulated depreciation	(324)
Total property, plant and equipment, net	€228

Depreciation expense was €80 for fiscal 2012 of which €9 is reflected in Cost of Sales.

5.    FINANCING AGREEMENTS
(In thousands)

Visys manages its debt and overall financing strategies using a combination of short and long-term debt. Visys finances its daily working capital requirements, when necessary, through the use of its lines of credit.

Visys has a credit agreement with KBC Bank for a total amount of €2,696. This agreement, entered into on November 16, 2012, covers several lines of credit and loan agreements:

A fixed 3.98% 5 year loan of €800, of which €800 was outstanding as at November 30, 2012. The loan was primarily obtained to finance the acquisition of property, plant and equipment. The European Investment Bank has awarded a 0.60% reduction on the applicable interest rate of 3.98% for the period of the loan. This implies that the European Investment Bank will reimburse 0.60% of the interest paid by Visys to KBC Bank.

A fixed 2.91% 4 year loan of €33, of which €33 was outstanding as at November 30, 2012 obtained to finance the acquisition of several vehicles.

A fixed 3.68% 5 year loan of €500, of which €431 was outstanding as at November 30, 2012. This loan was originally entered into on February 6, 2012 and made part of the overall credit agreement on November 16, 2012.

A fixed 3.90% 4 year loan of €400, of which €131 was outstanding as at November 30, 2012. This loan was originally entered into on February 1, 2010 and made part of the overall credit agreement on November 16, 2012.

A line of credit for an amount of €800, of which no amount was outstanding at November 30, 2012, and a line of credit for an amount of €500, of which no amount was outstanding at November 30, 2012.

Collateral on the above lines of credit and loan agreements consists of a pledge on current assets for an amount of €450. Furthermore the credit institution has the right to unilaterally increase the existing pledge on current assets for an amount of €1,700. The credit agreement with KBC Bank contains several covenants requiring the company to respect a minimum solvency ratio and debt/EBITDA ratio. Compliance with these covenants is determined based on the statutory accounts of the company under Belgian GAAP. As at November 30, 2012, Visys was in compliance with all debt covenants.

On October 10, 2006, Visys received a fixed 3.7% €152 subordinated loan from IWT Vlaanderen to support its research and development efforts. Of that loan, €25 remains outstanding at November 30, 2012. A second subordinated loan with VINNOF was entered into on June 17, 2009 for an amount of €156, of which €156 was outstanding at November 30, 2012. This loan, to support financing R&D activities, has a fixed interest rate of 4.99%. The first installment payment on the VINNOF loan is due in 2013.

Principal payments on long-term debt are as follows:

Period Ending November 30,	(In thousands)
2013	€419
2014	382
2015	323
2016	288
2017	165
Total	€1,577

Principal payments on long-term debt - current portion amount €419.

The estimated fair value of the Company's long term debt approximates the carrying amount of long term debt.

6.    LEASES

(In thousands)

In 2007, the Company entered into an operating lease agreement of an industrial building consisting of office space and production and storage facilities in Hasselt, Belgium. The initial agreement was concluded for a period of 3 years, starting on April 15th, 2007 and expiring on April 14th, 2010. In October 2011, an additional lease was signed for an annex to the building. The initial lease agreement contains a clause that the lease would automatically be renewed on each anniversary date for a period of 3 years.

The majority of the lease agreements refers to car rental/lease agreements for periods varying from 1 to 4 years.

Lease and rental payments for the 11 month period ended November 30 amount to €182.

The following is a schedule of future minimum rental payments required under operating leases:

Period Ending November 30,	Rental Payments
2013	€151
2014	106
2015	60
2016	21
2017	—
Thereafter	1
Total	€339

Future rental payments and future rental expenses are aligned.

7.    WARRANTY ACCRUAL
(In thousands)

Changes in the Company's warranty accrual, which is included in Current Liabilities, for the period ended
November 30, 2012, are as follows:

2012
Beginning balance	€61
Warranty costs incurred	(56)
Warranty expense accrued	51
Ending balance	€56

8.    INCOME TAXES
(In thousands)

Income taxes from continuing operations consists of the following:

Period Ending November 30, 2012
Current	€—
Deferred	20
Total	€20

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

November 30, 2012
Deferred tax asset:
NOL and other carry forwards	€380
Revenue recognition	233
Warranty accruals	19
Deferred tax liability:
Inventories	(13)
Net deferred tax asset	€619

Net deferred tax:
Current asset	€511
Non-current asset	108
Net deferred tax asset	€619

Approximately €320 of deferred tax assets relate to tax loss carry-forwards in Belgium which can be utilized without any time limitation. Approximately €60 of deferred tax assets relate to tax credits in Belgium, which if unused will expire in 2017 and 2018. At November 30, 2012, the Company did not have valuation reserves as the Company believes it will have sufficient taxable income to utilize these assets.

Significant reconciling items between the reported amount of income tax expense to the amount of income tax expense that would result from applying domestic statutory tax rates to pretax income include non taxable income, non deductible expenses and deductions from taxable income (Belgian notional interest scheme).

Visys is subject to income taxes in Belgium and Advanced Sorting Solutions is subject to income taxes in the United States of America. Tax regulations are subject to the interpretation of the related tax laws and regulations and require judgment to apply. The Company is currently not under examination by the tax authorities and all fiscal years from 2010 onward remain subject to examination.

The Company has no uncertain tax positions.

9.    EMPLOYEE BENEFIT PLANS
(In thousands)

The Company has a defined contribution plan for eligible employees. The plan, which covers substantially all Belgian employees, requires the company to pay 3.65% of each participating employee's annual gross wages into the plan.
The Company contributed €51 to the plan during the 11-month period ended November 30, 2012.

10.    SEGMENT INFORMATION
(In thousands)

The Company serves customers in its primary market, food processing, through its own distribution channel. Therefore, the Company reports one segment.

The following table summarizes certain information about geographic areas:

Period Ending November 30, 2012
Sales
Domestic	€319
International	8,183
Total sales	€8,502

Long lived assets
Domestic	€215
International	35
Total long lived assets	€250

The location of the customer is the basis for the categorization of sales.

There was one customer that accounted for greater than 10% of net sales during the period ended November 30, 2012.

11.    COMMITMENTS AND CONTINGENCIES
(In thousands)

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may harm our business may arise from time to time.

The Company provides a reserve for such matters when it concludes a loss is probable and the amount can be estimated.

On January 27, 2006, Belgian Electronic Sorting Technologies NV (“BEST”) filed a complaint against Visys in the Court of First Instance of Antwerp, Belgium. This case includes patent infringement claims and unfair competition claims. BEST's first patent infringement claim relates to EP 0 952 895 B1 (the "EP '895"). BEST alleges that all Visys sorting machines for granular products infringe this patent, including but not limited to the Spyder, Lynx, Python and Efesus products. According to BEST, Visys' offer and sale of plug-ins for such machines also constitutes contributory infringement of this patent. BEST seeks as far as possible immediately enforceable (i) cross-border injunctive relief under penalty in all countries where EP '895 is in force; (ii) payment of a provisional amount of damages of €12,112 for lost profits in the period of 1 January 2005 to 18 July 2011, €62 + €397 + €25 for incurred loss, and €151 for liquidated procedural costs, together with interest on these amounts; (iii) account justification under penalty for all allegedly infringing machines and plug-ins manufactured and/or commercially used in any way after 18 July 2011; (iv) recall and destruction under penalty of all allegedly infringing machines and plug-ins on the market, and (v) publication under penalty of the court's decision on websites, in magazines and to customers. BEST further alleges unfair competition and related damages of €250, plus interest and full disclosure of the composition and working of the PCB's used in our machines. Parts of the unfair competition claim have been the subject of criminal proceedings but the criminal claims against us were not further prosecuted. In subsequent order BEST claims we infringe patent EP 1 332 353 B1 and seeks identical relief as for the alleged infringement of patent EP '895.

We believe BEST's claims are without merit and are defending them. In our defense, we introduced counterclaims alleging that (parts of) BEST's Belgian patent resulting from EP '895 and EP 1 332 353 B1 are invalid and in any event not infringed. As regards the invalidity of EP '895, we also started legal proceedings in The Netherlands to invalidate the Dutch patent resulting from EP '895. On 17 October 2012, our invalidity claim was partially granted and the Dutch patent resulting from EP '895 was maintained in amended form. We are appealing that decision. As regards EP 1 332 353 B1, we also introduced an opposition before the European Patent Office.

On August 17, 2007, BEST started entitlement proceedings for our patent applications EP 1 724 029 and EP 1 724 030 in the Court of First Instance of Antwerp. We contested all claims in these proceedings. The first instance judge decided to stay the proceedings until the decision in the criminal proceedings. BEST appealed that decision. Sometime thereafter the criminal claims were not further prosecuted. The case is now set for trial before the Court of Appeal of Antwerp on 11 June 2013.

On June 29, 2011, BEST commenced nearly identical entitlement proceedings in the commercial Court of Antwerp, Belgium regarding our US patent no. 7 557 922 that belongs to the same patent family as our patent applications EP 1 724 029 and EP 1 724 030. The first instance judge in these proceedings stayed its decision until the decision of the Court of Appeal in Antwerp in the aforementioned entitlement proceedings for patent applications EP 1 724 029 and EP 1 724 030.

On April 30, 2008, BEST initiated proceedings against us for alleged trademark infringement and unfair trade practices. All claims of BEST were dismissed by the Court of Appeal of Antwerp. The Belgian Supreme Court confirmed this decision, except for two claims relating to unfair trade practices, in particular our use of (i) meta tags comprising BEST and BEST products names and (ii) the domain name www.bestlasersorter.com. The Belgian Supreme court has asked the European Court of Justice for a preliminary ruling on these issues. The case was argued before the European Court of Justice on 24 January 2013.

We believe BEST's claims are without merit and we pursue defenses in these proceedings. We have not recorded any provision. Costs in connection to our defense are accounted for in operating expenses - R&D.

12.    RELATED PARTIES
(In thousands)

No transactions have taken place with related parties, other than service agreements, compensation arrangements, expense allowances and other similar items in the ordinary course of business. Total amounts due to related parties at November 30, 2012 amount to €62 and mainly relate to compensation arrangements. Amounts due from related parties at November 30, 2012 amount to €2.

13.    SUBSEQUENT EVENTS
(In thousands)

Subsequent events have been evaluated up to March 15, 2013, the date the financial statements were available to be issued.

Subsequent to November 30, 2012 Visys NV has acquired all of the shares of Advanced Sorting Solutions Inc. for an amount of € 0.1.

(b)	Pro forma financial information.
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2012

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2012

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended September 30, 2012

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended September 30, 2012

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended December 31, 2012

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended December 31, 2012

Unaudited Pro Forma Condensed Combined Financial Statements

On February 24,2013, Key Technology Inc. (the "Company") entered into a Share Purchase Agreement with the shareholders of Visys NV ("Visys"), a Belgian company. Closing of the purchase and sale took place on February 28, 2013. Under the terms of the agreement, the Company purchased all of the outstanding shares of Visys for approximately $21.3 million consisting of $13.2 million in cash, 600,000 shares of the Company's common stock and 250,000 warrants to buy shares of the Company's common stock.
 The financial statements of Visys use a different fiscal period than the financial statements of the Company. Key Technology's fiscal year ends September 30 and Visys financial statements were prepared for the eleven months ending November 30, 2012. For the pro forma balance sheet, Visys' November 30, 2012 balance sheet was adapted by adding the results of operations for the one month period ending December 31, 2012 to determine the December 31, 2012 balance sheet. For purposes of the pro forma Statement of Operations for the year ended September 30, 2012, Visys' financial statements were adapted to the Company's fiscal year by adding the results of Visys' fourth quarter for its fiscal 2011 (the three months ended December 31, 2011) to, and subtracting the last two months of Visys' fiscal 2012 (the two months ended November 30, 2012) from the results of Visys' financial statements for the eleven months ended November 30, 2012. For the pro forma statement of operations for the three months ended December 31, 2012, Visys financial statements were adapted to Key Technology's fiscal period by taking the last two months of Visys fiscal 2012 (the two months ended November 30, 2012) and adding the month of December 2012. Visys financial information has been converted from Euros to U.S. dollars for the Unaudited Pro Forma Combined Financial Statements using the foreign exchange rates for the relevant time frame. The Unaudited Pro Forma Condensed Combined Balance Sheet is prepared as of December 31, 2012 and illustrates the effects of the merger as if it had occurred on that date. The Unaudited Pro Forma Condensed Combined Statements of Operations are prepared for the three months ended December 31, 2012 and for the year ended September 30, 2012 and illustrate the effects of the merger as if they had occurred as of the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements and accompanying notes of the Company filed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and Form 10-Q for the three months ended December 31, 2012 and the financial statements and accompanying notes to the financial statements of Visys, included elsewhere herein. The pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or the results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial positions or results of operations.
 In addition to not reflecting any cost savings potentially resulting from the merger, the pro forma financial statements do not reflect the following one-time charges: (a) an estimated $1.8 million of reduction in gross margins related to the write-up of work-in-process and finished goods acquired which is expected to be realized primarily during the first six months following the merger; and (b) costs expected to be incurred during the first 12 months following the merger associated with the integration of the two companies, primarily related to staff integration, training and infrastructure, which are not estimated to be material.
 In determining the purchase price of the acquisition, management has estimated the fair value of warrants to be given as consideration by using the discounted present value of potential cash flows of such equity instruments. The cost of the acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by management. The allocation of the purchase price is preliminary and based on a date prior to the closing of the transaction. Consequently, the actual allocation of the purchase price and assets and liabilities assumed may be different than that shown in the pro forma financial statements.

Key Technology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2012

	(In thousands)
	Historical Key Technology	Historical Visys N.V.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$25,798	$2,988	$(13,200)	(1)	$15,586
Short-term investments	—	—	—		—
Trade accounts receivable, net	7,912	2,112	—		10,024
Inventories:
Raw materials	9,915	2,601	—		12,516
Work-in-process and sub-assemblies	11,185	213	—		11,398
Finished goods	6,636	3,610	1,845	(2)	12,091
Total inventories	27,736	6,424	1,845		36,005
Other current assets	6,624	1,023	—		7,647
Total current assets	68,070	12,547	(11,355)		69,262
Property, plant and equipment, net	18,082	253	—		18,335
Deferred taxes	—	198	—		198
Goodwill	2,524	—	9,352	(2)	11,876
Intangibles and other assets, net	1,407	25	11,400	(2)	12,832
Total	$90,083	$13,023	$9,397		$112,503

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,901	$2,575	$973	(1)	$8,449
Accrued payroll liabilities and commissions	4,312	560	—		4,872
Customers' deposits	10,719	4,108	—		14,827
Accrued customer support and warranty costs	2,213	105	—		2,318
Customer purchase plans	1,025	—	—		1,025
Income taxes payable	2	—	—		2
Short-term borrowings and debt	368	554	—		922
Other accrued liabilities	1,228	471	—		1,699
Total current liabilities	24,768	8,373	973		34,114
Long-term debt	4,739	1,490	—		6,229
Deferred income taxes	1,277		4,503	(2)	5,780
Other long-term liabilities	574	—	—		574
Shareholders' equity:
Common stock	21,936	4,282	2,919	(1), (3)	29,137
Warrants	—	—	665	(1)	665
Retained earnings and other shareholders' equity	36,789	(1,122)	337	(1), (3)	36,004
Total shareholders' equity	58,725	3,160	3,921		65,806
Total	$90,083	$13,023	$9,397		$112,503

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2012

(1) To record the acquisition purchase price of approximately $21.3 million consisting of $13.2 million in cash, issuance of 600,000 shares of common stock (valued at $7.3 million) and 250,000 warrants (valued at $0.7 million), net of $188,000 of costs of issuance for the common stock and warrants, and to record an additional $785,000 of acquisition costs charged to the results of operations.

(2) To record the acquisition and adjust the purchased assets to fair market value, including the recognition of goodwill. For illustrative purposes the acquisition price has been calculated as follows (in thousands):

Purchase price:

Cash	$13,200
Common stock	7,326
Warrants	728
Total purchase price	$21,254

The purchase price is allocated as follows:

Cash	$2,988
Accounts receivable	2,112
Inventory	8,269
Other current assets	530
Property, plant and equipment and other long-term assets	278
Intangible assets (identifiable)	11,400
Goodwill	9,352
Current liabilities, including the current portion of long term debt	(8,373)
Long term debt	(1,490)
Deferred taxes, net	(3,812)
Total	$21,254

These allocations were based on valuations performed by Key Technology's management. The allocation of the purchase price may change pending a final analysis of the value of the assets acquired and liabilities assumed on the completion date of the transaction. The effect of such changes could be material and any increases in the amounts allocated to acquired technology and other identified intangible assets and goodwill resulting from changes could increase the negative effect of the amortization on earnings and profits.

Identifiable intangible assets and estimated book amortization lives are:

		Life
	Amount	(years)
Developed technologies	$5,000	8
Patents	3,300	16
Non-compete agreements	1,600	3
Trade name	1,000	8
Customer relationships	500	4
Total	$11,400

(3) Reflects the elimination of Visys' shareholders equity.

Key Technology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended September 30, 2012

	(In thousands, except per share data)
	Historical Key Technology	Historical Visys N.V.	Pro Forma Adjustments		Pro Forma Combined

Net sales	115,174	9,168	—		124,342
Cost of sales	79,339	5,204	—		84,543
Gross profit	35,835	3,964	—		39,799
Operating expenses:
Selling and marketing	17,439	2,281	—		19,720
Research and development	8,343	1,973	—		10,316
General and administrative	9,070	728	—		9,798
Amortization of intangibles	15	26	1,614	(1)	1,655
Total operating expense	34,867	5,008	1,614		41,489
Gain (Loss) on disposition of assets	(15)	—	—		(15)
Income from operations	953	(1,044)	(1,614)		(1,705)
Other income (expense)	(359)	204	—		(155)
Earnings (loss) before income taxes	594	(840)	(1,614)		(1,860)
Income tax (benefit) expense	145	(286)	(549)	(2)	(690)
Net earnings (loss)	$449	$(554)	$(1,065)		$(1,170)

Net earnings per share - basic	$0.08	$(0.06)	$—		$(0.20)
Net earnings per share - diluted	$0.08	$(0.06)	$—		$(0.20)

Shares used in per share calculation - basic	5,390	9,150	(8,550)	(3)	5,990
Shares used in per share calculation - diluted	5,399	9,150	(8,550)	(3)	5,999

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended September 30, 2012

(1) To record the amortization associated with a $11.4 million fair market value purchase price adjustment to acquired intangible assets, taken over 3 to 16 years.

(2) To record income tax benefit recognized on amortization of fair value purchase price allocation to intangible assets at the statutory rate of 34%.

(3) To eliminate Visys N.V. shares purchased and reflect the issuance of 600,000 shares of Key Technology, Inc. common stock on the acquisition date. The effects of assuming full conversion of Key Technology, Inc. stock warrants are anti-dilutive and are therefore not assumed to convert in calculating diluted earnings per share.

Key Technology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended December 31, 2012

	(In thousands, except per share data)
	Historical Key Technology	Historical Visys N.V.	Pro Forma Adjustments		Pro Forma Combined

Net sales	$19,854	$2,643	$—		$22,497
Cost of sales	13,370	1,675	—		15,045
Gross profit	6,484	968	—		7,452
Operating expenses:
Selling and marketing	3,857	570	—		4,427
Research and development	1,736	460	—		2,196
General and administrative	2,129	165	(233)	(1)	2,061
Amortization of intangibles	4	8	402	(1)	414
Total operating expense	7,726	1,203	169		9,098
Gain (Loss) on disposition of assets	20	—	—		20
Income from operations	(1,222)	(235)	(169)		(1,626)
Other income (expense)	(63)	(98)	—		(161)
Earnings (loss) before income taxes	(1,285)	(333)	(169)		(1,787)
Income tax (benefit) expense	(411)	(114)	(57)	(2)	(582)
Net earnings (loss)	$(874)	$(219)	$(112)		$(1,205)

Net earnings per share - basic	$(0.16)	$(0.02)	$—		$(0.20)
Net earnings per share - diluted	$(0.16)	$(0.02)	$—		$(0.20)

Shares used in per share calculation - basic	5,304	9,150	(8,550)	(3)	5,904
Shares used in per share calculation - diluted	5,304	9,150	(8,550)	(3)	5,904

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended December 31, 2012

(1) To record the amortization associated with a $11.4 million fair market value purchase price adjustment to acquired intangible assets, taken over 3 to 16 years and to reverse $233,000 of non-recurring acquisition costs recorded during the period in the historical amounts.

(2) To record income tax benefit recognized at the statutory rate of 34%.

(3) To eliminate Visys N.V. shares purchased and reflect the issuance of 600,000 shares of Key Technology, Inc. common stock on the acquisition date. The effects of assuming full conversion of Key Technology, Inc. stock warrants are anti-dilutive and are therefore not assumed to convert in calculating diluted earnings per share.

(d)	Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

	23.1	Consent of Independent Auditors--DELOITTE Bedrijfsrevisoren / Reviseurs d'Entreprises

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEY TECHNOLOGY, INC.

/s/ John J. Ehren
John J. Ehren
President and Chief Executive Officer

Dated: May 16, 2013

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Independent Auditors--DELOITTE Bedrijfsrevisoren / Reviseurs d'Entreprises